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                                                                       EXHIBIT 5


[Letterhead of Thelen Reid & Priest LLP]









                                  May 16, 2003



Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, CO  80525

         Re:  REGISTRATION STATEMENT ON FORM S-8:
              2003 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

Dear Sirs:

         We have acted as counsel for Advanced Energy Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 relating to the issuance and sale of 150,000 shares of common stock, $0.001 par value, of the Company ("Common Stock"), pursuant to the Company's 2003 Non-Employee Directors Stock Option Plan (the "Plan").

         Please be advised that we are of the opinion that the Common Stock to be offered and sold by the Company, when issued and paid for in the manner contemplated by the Plan, will be legally issued, fully paid and non-assessable.

         We are members of the bar of the State of California and we express no opinion as to the laws of any state or jurisdiction other than federal laws of the United States, the laws of the State of California and the corporate laws of the State of Delaware (which includes applicable provisions of the Delaware Constitution, the Delaware General Corporation Law and reported judicial decisions interpreting these laws).

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-8.


                                               Very truly yours,



                                               /s/ Thelen Reid & Priest LLP
                                               THELEN REID & PRIEST LLP